Exhibit 10.1

CREDIT AGREEMENT

among

ARCTIC CAT INC.,

as Borrower;

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Lead Arranger;

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Closing Date:  August 29, 2008

$75,000,000 Revolving Credit Facility

Arranged by

WELLS FARGO BANK, NATIONAL ASSOCIATION

i

ii

iii

CREDIT AGREEMENT

Dated as of August 29, 2008

Arctic Cat Inc., a Minnesota corporation; Wells Fargo Bank, National Association, a national banking association; and the Lenders, as defined below, agree as follows:

ARTICLE I
Definitions

Section 1.1                                   Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                  the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b)                                 all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“AC Sales” means Arctic Cat Sales Inc., a Minnesota corporation.

“Additional Lender” means a financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.12.

“Adjusted Asset Value” means, at any time, the sum of:

(i)                                     70% of Eligible Receivables Value,

(ii)                                  60% of Eligible Finished Goods Value,

(iii)                               45% of Eligible Parts Value, and

(iv)                              10% of Eligible Raw Materials Value.

“Administrative Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lender Parties hereunder.

“Advance” means an advance by a Lender to the Borrower pursuant to Article II.

“Affiliate” means (a) any Subsidiary, (b) any director or officer of the Borrower or any Subsidiary, (c) any Person who, individually or with his immediate family, directly or indirectly beneficially owns or holds 5% or more of the voting interest of the Borrower or any Subsidiary, or (d) any corporation, partnership or other Person in which any Person or group of Persons described above directly or indirectly owns a 5% or greater equity interest.

“Aggregate Revolving Commitment Amount” means $75,000,000, being an amount equal to the sum of the Revolving Commitments, as such amount may be reduced from time to time pursuant to Section 2.8 or amendment in accordance with this Agreement.

“Agreement” means this Credit Agreement.

“Applicable Foreign Subsidiary” means a Subsidiary organized under the laws of any country other than the United States of America, or a State thereof, if the Borrower and the Administrative Agent have reasonably determined that the execution by such Subsidiary of the Guaranty or Security Agreement, or the joinder of such Subsidiary to the Guaranty or Security Agreement, would result in material adverse tax consequences under Section 956 of the Code.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (i) the Adjusted Asset Value of the Obligors as of that date, to (ii) the Revolving Facility Outstandings as of that date.

“Assignment Certificate” has the meaning set forth in Section 8.12.

“Banking Services Obligations” means each and every debt, liability and other obligation (whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising) of every type and description owing by the Borrower or any Subsidiary to any Person that was a Lender or an affiliate of a Lender when such obligation, liability, fee or expense arose, with respect to (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) treasury and cash management or related services (including but not limited to controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (f) any agreement that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions.

“Base Rate” means the rate of interest publicly announced from time to time by the Administrative Agent as its “prime” or “base” rate or, if the Administrative Agent ceases to announce a rate so designated, any similar successor rate designated by the Administrative Agent.

 “Borrower” means Arctic Cat Inc., a Minnesota corporation and a party to this Agreement.

“Borrowing” means a borrowing under Article II consisting of Advances made to the Borrower at the same time by each of the Lenders severally.

“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in Minnesota are permitted or required by law to close. Whenever the context relates to a LIBO Rate Funding or the fixing of a LIBO Rate, “Business Day” means a day (i) that meets the foregoing definition, and (ii) on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company membership interests.

“Change of Control” means any event, circumstance or occurrence that results in (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the then-outstanding voting capital stock of the Borrower; or (b) a change in the composition of the Governing Board of the Borrower such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (i) those Directors of the Borrower who assumed office prior to the date hereof, and (ii) those Directors of the Borrower who assumed office after the date hereof and whose appointment or nomination for election by the Borrower’s shareholders was approved by a vote of at least 50% of the Directors of the Borrower in office immediately prior to such appointment or nomination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Required Lenders may from time to time agree upon in writing.

“Covenant Calculation Date” means the last day of each fiscal quarter of the Borrower.

“Dealer Finance Agreements” means (i) the Program Agreement dated January 20, 2003, between AC Sales and Textron Financial Corporation, and (ii) the Program Agreement dated May 1, 2007, between AC Sales and Textron Financial Canada Limited, but not any amendment to or restatement of such agreements entered into without the prior written consent of the Required Lenders if such amendment or restatement would change the nature of the obligations of the Borrower or any Subsidiary thereunder in a manner adverse to the Borrower or such Subsidiary.

“Dealer Holdback” means the amount that the Borrower or any Subsidiary may be obligated to pay to its dealers on account of sales incentives in accordance with its dealer sales incentive program, including but not limited to any accounts payable of the Obligors treated as dealer holdback in accordance with GAAP.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Domestic Subsidiary” means each Subsidiary that is incorporated under the laws of the United States or any State thereof.

“EBITDA” means, as of any date, the consolidated net income of the Borrower and its Subsidiaries before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP, excluding therefrom (a) non-operating gains (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations, gains arising from the sale of assets outside the ordinary course of business, and other nonrecurring gains) of the Borrower and its Subsidiaries during the applicable measurement period, and (b) similar non-operating losses (including, without limitation, losses arising from the sale of assets outside the ordinary course of business, and other nonrecurring losses) of the Borrower and its Subsidiaries during such period.

“Eligible Finished Goods Value” means, at any time, the value (determined at the lower of cost or market value as determined in accordance with GAAP) of all Eligible Inventory of the Obligors consisting of finished goods and engines (and in no event consisting of other parts, garments, accessories, raw materials or sub assemblies).

“Eligible Inventory” means inventory of the Obligors, excluding:

(a)                                  Inventory that is (i) in-transit; (ii) located at any leased warehouse or other leased premises or subject to any bailment (in each case unless the Administrative Agent shall have received with respect thereto evidence satisfactory to it establishing that (w) all steps have been taken to duly perfect the Administrative Agent’s Lien therein in accordance with applicable law, (x) the Administrative Agent’s Lien therein is first and prior to any other competing interest or Lien and (y) the Administrative Agent will be able to obtain possession to such inventory upon default without undue delay or other difficulty); (iii) located outside of the United States; (iv) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; or (v) on consignment to or from any other Person; provided, however, that inventory described in this paragraph (a) shall be excluded from Eligible Inventory only to the extent that the aggregate value of all inventory described in this paragraph (a) exceeds $8,000,000 at the time of determination.

(b)                                 Inventory (i) that is not owned by an Obligor free and clear of all Liens, claims and rights of others (other than the Lien of the Administrative Agent therein), or (ii) in which the Administrative Agent does not have a valid and perfected first priority Lien.

(c)                                  Inventory that, in the Administrative Agent’s reasonable discretion, is unacceptable due to age, type, category, quantity or otherwise.

“Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a Person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

“Eligible Parts Value” means, at any time, the value (determined at the lower of cost or market value as determined in accordance with GAAP) of all Eligible Inventory of the Obligors consisting of parts, garments and accessories, excluding engines, raw materials and sub assemblies.

“Eligible Raw Materials Value” means, at any time, the value (determined at the lower of cost or market value as determined in accordance with GAAP) of all Eligible Inventory of the Obligors consisting of raw materials and sub assemblies.

“Eligible Receivables Value” means, at any time, the value (determined in accordance with GAAP) of all unpaid accounts receivable owing to any Obligor, arising from a bona fide sale or rendition of services by any Obligor in the ordinary course of business on usual and ordinary terms, evidenced by an invoice and net of (without duplication) any applied or unapplied credits or other allowance (with any such unapplied credits or other allowances being applied to the most current accounts receivable owed to such Obligor) and any Dealer Holdback, excluding (without duplication):

(a)                                  That portion of accounts receivable over 120 days past the applicable due date; provided, however, that accounts described in this paragraph (a) shall be excluded from Eligible Accounts only to the extent that the aggregate value of all accounts described in this paragraph (a) exceeds $2,000,000 at the time of determination.

(b)                                 That portion of accounts receivable that are conditional, disputed or subject to a known claim of offset or a contra account or with respect to which a defense, counterclaim, right to discount or deduction has been asserted.

(c)                                  Accounts receivable owed by an account debtor that is the subject of dissolution, liquidation, bankruptcy proceedings or has gone out of business.

(d)                                 Accounts receivable owed by an Affiliate of the Borrower and accounts receivable with account debtors with whom the Borrower is obligated with respect to goods sold or services rendered by such account debtor.

(e)                                  Accounts receivable not subject to a duly perfected Lien in favor of the Administrative Agent or which are subject to any Lien in favor of any Person other than the Administrative Agent.

(f)                                    That portion of accounts receivable that has been restructured, extended, amended or modified as a result of an account debtor’s inability to pay.

(g)                                 That portion of accounts receivable which are billed before the rendition of services or which constitute a finance charge, service charge or interest.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic  Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Event of Default” has the meaning specified in Section 7.1.

“Facility Termination Date” means March 31, 2009, or the earlier date of the termination of the Revolving Facility pursuant to Section 2.8 or 7.2.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Fee Letters” means one or more separate agreements between the Borrower and the Administrative Agent, setting forth the terms of certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own behalf or for the benefit of the Lender Parties, as more fully set forth therein.

“Floating Rate” means, at any time, an annual rate equal to the sum of (i) 75 basis points (0.75% per annum), and (ii) the greater of:

(A)                              the Base Rate; or

(B)                                the Federal Funds Rate, plus 50 basis points (0.50% per annum).

The Floating Rate shall change when and as the Base Rate or Federal Funds Rate changes.

“Floating Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at the Floating Rate.

“Funded Debt” means (without duplication) (i) all indebtedness of the Borrower or any Subsidiary for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by the Borrower or any Subsidiary on account of any goods or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not more than 60 days past due) if such purchase price is (A) due more than 60 days from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all capitalized lease obligations; (iv) all indebtedness secured by a Lien on any property owned by the Borrower or any Subsidiary, whether or not such indebtedness has been assumed by the Borrower or any Subsidiary or is nonrecourse to the Borrower or any Subsidiary; (v) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness evidenced by bonds, notes or similar written instrument; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of the Borrower or any Subsidiary, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) all net obligations of the Borrower or any Subsidiary under interest rate agreements or currency agreements; (ix) guaranty obligations (including but not limited to floor plan financing guaranties and other financial guaranties) of the Borrower or any Subsidiary with respect to indebtedness for borrowed money of another person or entity (including affiliates), all determined on a consolidated basis in accordance with GAAP.

“Funding” means a Floating Rate Funding or a LIBO Rate Funding.

“GAAP” means generally accepted accounting principles as in effect on the date hereof and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Guaranty” means the Subsidiary Obligors’ Guaranty of even date herewith, guarantying the payment and performance of the Obligations.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

“Interest Period” means, with respect to any LIBO Rate Funding, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower; provided, that, if an Interest Period ends on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month in which such Interest Period is to end, such Interest Period shall end on the last Business Day of such month and all Interest Periods shall in any event end on or prior to the Facility Termination Date.

“Issuing Lender” means Wells Fargo, acting as the Lender issuing Letters of Credit.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Lenders have neither been reimbursed nor made any Advance.

“L/C Cash Collateral Account” means an account maintained with the Administrative Agent in which funds are deposited pursuant to Section 2.3(e) or Section 7.2(c).

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender and each affiliate of any Lender to whom any Banking Services Obligations are owed.

“Lenders” means Wells Fargo, acting on its own behalf and not as Administrative Agent, and any financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.12, collectively.

“Letter of Credit” means a standby or commercial letter of credit issued for the account of the Borrower pursuant to this Agreement. For purposes of this Agreement, the term “Letter of Credit” shall also include all letters of credit issued by Wells Fargo for the account of the Borrower on or before the date hereof and outstanding on the date hereof.

“Letter of Credit Fee” has the meaning specified in Section 2.3(b)(ii).

“LIBO Base Rate” means, with respect to an Interest Period, (i) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date 2 Business Days before the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant LIBO Rate Funding (as displayed in the Bloomberg Financial Market System or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (ii) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with

Section 2.4(c) to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period.

“LIBO Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable LIBO Base Rate (rounded up to the nearest 1/16 of 1%) for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a LIBO Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System requirement (expressed as a percentage) applicable to such deposits, and (ii) the LIBO Rate Margin.

 “LIBO Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at a LIBO Rate.

“LIBO Rate Margin” means 275 basis points (2.75% per annum).

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any capitalized lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, the Notes, the Security Agreement and the Guaranty.

“Material Adverse Effect” means an event, change condition or effect that is materially adverse to (i) the condition (financial or otherwise), properties, or operations of the Borrower or any Subsidiary, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender Parties thereunder, or (iv) the status, existence, perfection, priority or enforceability of any Lien granted pursuant to the Security Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Notes” means the Revolving Facility Notes.

“Obligations” means (i) each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender Party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including but not limited to principal of and interest on the Notes, all fees due under this Agreement or any related agreement, and the Borrower’s obligation to reimburse any Lender Party for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement, and (ii) Banking Services Obligations.

“Obligor” means the Borrower or any Subsidiary, other than any Applicable Foreign Subsidiary.

“Organizational Documents” means, (i) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any partnership, the partnership agreement of such partnership, (iii) with respect to any limited liability company, the articles of organization and operating agreement or bylaws of such limited liability company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Percentage” means, with respect to each Lender, (i) through and including the Facility Termination Date, the ratio of that Lender’s Revolving Commitment, to the Aggregate Revolving Commitment Amount, and (ii) following the Facility Termination Date, the ratio of (A) the aggregate principal balance of the Revolving Notes held by that Lender, to (B) the aggregate principal balance of the Revolving Notes held by all of the Lenders.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.

“Plan” means an employee benefit plan or other plan maintained for employees of the Borrower or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

“Reportable Event” means (i) a “reportable event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, (iv) any other event or condition that might constitute grounds for termination of, or the appointment of a trustee to administer, any Plan, or (v) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

“Required Lenders” means two or more Lenders (including, where relevant, Additional Lenders) having an aggregate Percentage of 65% or greater.

“Revolving Advance” means a Borrowing under Section 2.1.

“Revolving Facility” means the revolving credit facility established under Section 2.1.

“Revolving Commitment” means, with respect to each Lender, (i) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (ii)  as the context may require, the obligation of such Lender to make Revolving Advances under Section 2.1 and participate in Letters of Credit in accordance with Section 2.3(d).

“Revolving Facility Outstandings” means the sum of (i) the aggregate principal balance of the Revolving Notes, and (ii) the L/C Amount.

“Revolving Note” means the Borrower’s promissory note in the form of Exhibit B hereto.

“Security Agreement” means the security agreement of the Obligors in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which the Obligors grant the Administrative Agent a Lien on substantially all of their personal property to secure payment of the Obligations, and all amendments and supplements thereto and modifications thereof; provided, however, that the Borrower and its Subsidiaries shall not be required to grant (i) a security interest in more than 65% of the outstanding Capital Stock of any Applicable Foreign Subsidiary that is wholly owned by an Obligor, or (ii) a security interest in any Capital Stock of any Applicable Foreign Subsidiary that is itself wholly owned by another Applicable Foreign Subsidiary.

“Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which 50% or more of the partnership interests therein are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Borrower, the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Subsidiary Obligor” means any Subsidiary that is not an Applicable Foreign Subsidiary.

“Tangible Net Worth” means stockholders’ equity, less intangible assets included in calculating such stockholders’ equity, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For purposes of the foregoing calculation, intangible assets shall include but not be limited to the value of patents, trademarks, trade names, copyrights, licenses and goodwill.

“Unused Fee” has the meaning specified in Section 2.6(b).

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.

Section 1.2                                   Times

All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

ARTICLE II
Amount and Terms of the Loans; Letters of Credit

Section 2.1            Revolving Facility.

Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower and to participate in commercial and standby Letters of Credit for the account of the Borrower from the date hereof through the Facility Termination Date; provided, however, that in no event shall any Lender’s Percentage of the Revolving Facility Outstandings exceed that Lender’s Revolving Commitment. The credit facility established under this Section 2.1 is revolving; within the limits of the Aggregate Revolving Commitment Amount, the Borrower may request Advances and Letters of Credit through the Facility Termination Date, repay such Advances or terminate such Letters of Credit, and reborrow or receive additional Letters of Credit, so long as no Advance or Letter of Credit causes the limits set forth below to be exceeded. The Borrower’s obligation to repay the Revolving Advances made by each Lender will be evidenced by the Borrower’s Revolving Note, payable to the order of that Lender. The proceeds of each Advance and Letter of Credit shall be used by the Borrower for the Borrower’s general corporate purposes and to repurchase or redeem the Borrower’s stock, subject to the limitation imposed in Section 6.8 hereof.

Section 2.2            Procedure Applicable to Borrowings.

Each Borrowing shall occur on prior written request from the Borrower to the Administrative Agent or telephonic request from any person purporting to be authorized to request Borrowings on behalf of the Borrower, which request shall specify the date of the requested Borrowing and the amount thereof. Except as set forth in Section 2.4(b), each such request by the Borrower shall be made not less than one Business Day before the date of the requested Borrowing.  Each Borrowing shall be in the amount of $100,000 or a multiple thereof.  Promptly upon receipt of such request (but in no event later than noon with respect to a Borrowing bearing interest entirely at the Floating Rate, and the close of business, with respect to any other Borrowing, in each case on the Business Day of receipt of such notice), the Administrative Agent shall advise each Lender of the proposed Borrowing. At or before 2:00 p.m. on the date of the requested Borrowing, each Lender shall provide the Administrative Agent at such office as the Administrative Agent may designate with immediately available funds covering such Lender’s pro rata share of such Borrowing.  The Administrative Agent shall disburse the amount of the requested Borrowing by crediting the same to the Borrower’s demand deposit account maintained with the Administrative Agent or in such other manner as the Administrative Agent and the Borrower may from time to time agree; provided, however, that the Administrative Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing or if any Lender has failed its fund its pro rata share of the requested Borrowing. The Borrower shall promptly confirm each telephonic request for a Borrowing by executing and delivering an appropriate confirmation certificate to the Administrative Agent. The Borrower shall be obligated to repay all Advances notwithstanding the failure of the Administrative Agent to receive such confirmation and notwithstanding the fact that the person requesting same was not in fact authorized to do so.  Any request for a Borrowing shall be deemed to be a representation that the statements set forth in Section 3.2 are correct.

Section 2.3            Procedures Applicable to Letters of Credit.

(a)           Procedures; Governing Documents. The Borrower shall request each Letter of Credit on at least five Business Days’ prior written notice from the Borrower to the Issuing Lender. Prior to the issuance of any Letter of Credit, the Borrower will execute such letter of credit applications and other documents as the Issuing Lender deems necessary. The rights and obligations of the Borrower and the Issuing Lender with respect to each Letter of Credit shall be governed by (among other things) (i) this Credit Agreement, and (ii) any such separate letter of credit application and other documents executed in connection therewith. To the extent that the terms of this Agreement are different from or in addition to the terms of any other document identified in the preceding sentence, the terms of this Agreement shall govern.

(b)           Fees.

(i)            The Borrower will pay to the Administrative Agent, for the pro rata account of all Lenders, a one-time fronting fee with respect to each documentary Letter of Credit in an amount equal to 0.25% of the original face amount of such Letter of Credit, payable upon issuance of such Letter of Credit.

(ii)           The Borrower will pay to the Administrative Agent, for the pro rata account of all Lenders, a commission (the “Letter of Credit Fee”) with respect to each standby Letter of Credit. The Letter of Credit Fee will accrue on the face amount of such standby Letter of Credit outstanding from time to time at the LIBO Rate Margin, payable in arrears on the last day of each calendar quarter and on the Facility Termination Date or earlier termination of the Commitments; provided, however, that from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, upon written notice from the Administrative Agent, the annual rate at which the Letter of Credit Fee accrues with respect to each standby Letter of Credit shall be equal to the sum of (A) the annual rate that would accrue but for this proviso, and (B) 2%.

(iii)          In addition, the Borrowers shall pay to the Issuing Lender, on demand, any and all of the Issuing Lender’s customary fees in connection with the fronting, negotiation and administration of, and any drawings or acceptances under, any Letter of Credit.

(c)           Reimbursement by Borrower. The Borrower shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Lender on demand, together with interest at the Floating Rate from the date that such draft is paid by the Issuing Lender until payment of such amount in full.  The Issuing Lender may (at its option) charge any deposit account maintained with the Issuing Lender for the amount of any draft drawn under a Letter of Credit.

(d)           Reimbursement by Lenders. Each Lender shall be deemed to hold a participation interest in each Letter of Credit equal to that Lender’s Percentage of the face amount of that Letter of Credit.  If the Issuing Lender makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Lender may request that each other Lender pay such Lender’s Percentage of the unreimbursed amount.  Upon receipt of any such request prior to 11:00 a.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Lender in immediately available funds prior to 3:00 p.m. on such date.  Notices received after 11:00 a.m. shall be deemed to have been received on the following Business Day.  If payment is not made by a Lender when due hereunder, interest on the unpaid amount shall accrue from the date of the Issuing Lender’s request through the date of payment at the Federal Funds Rate.  After making any payment to the Issuing Lender under this subsection in connection with a particular Letter of Credit, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Lender from the Borrower or otherwise. Upon receiving any such reimbursement, the Issuing Lender will distribute to each Lender its Percentage of such reimbursement.  At the option of the Issuing Lender, any payment by a Lender hereunder may be deemed an Advance in accordance with Section 2.1 and payable under the Revolving Notes.

(e)           Term; L/C Cash Collateral Account. Unless otherwise approved by the Lenders, no Letter of Credit shall have an initial or any renewal term of more than one year. Unless otherwise agreed by the Required Lenders in writing, the Borrower shall deposit in the L/C Cash Collateral Account, not less than 5 Business Days before the Facility Termination Date, an amount equal to the aggregate face amount of all Letters of Credit then outstanding, less the balance (if any) then outstanding in the L/C Cash Collateral Account.

Section 2.4            Interest on Notes.

(a)           Floating Rate Fundings. Unless the Borrower elects a LIBO Rate pursuant to this Section, the principal balance of the Notes shall bear interest at the Floating Rate.

(b)           LIBO Rate Fundings. So long as no Default or Event of Default exists, the Borrower may request that a portion of any requested Borrowing constitute a LIBO Rate Funding, or may convert all or any part of any outstanding Floating Rate Funding into a LIBO Rate Funding, or may request that a LIBO Rate Funding be converted at the end of the applicable Interest Period to another LIBO Rate Funding, by giving notice to the Administrative Agent of such request or conversion not later than 10:30 a.m. on a Business Day which is at least three Business Days prior to the date of the requested Borrowing or conversion. Each such notice shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, shall specify the date and amount of such Borrowing or conversion, and the Interest Period therefor. The Interest Period applicable to each LIBO Rate Funding shall begin on a Business Day, and the amount of each LIBO Rate Funding shall be equal to $1,000,000 or an integral multiple of $500,000 greater than $1,000,000. Subject to the terms and conditions hereof, the principal amount specified by the Borrower in the applicable request for a LIBO Rate Funding shall bear interest from and including the first day of the Interest Period specified therein to but not including the last day of such Interest Period, at the LIBO Rate applicable thereto, determined as set forth herein. Unless the Borrower requests a new LIBO Rate Funding in accordance with the procedures set forth above, or prepays the principal of an outstanding LIBO Rate Funding at the expiration of an Interest Period, the Lenders shall automatically and without request of the Borrower convert each LIBO Rate Funding to a Floating Rate Funding on the last day of the relevant Interest Period.

(c)           Setting of LIBO Rates. The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent between the opening of business and noon on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrower and each of the Lenders. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining the applicable LIBO Rate hereunder.

(d)           Limitations on LIBO Rate Fundings. In no event shall more than four LIBO Rate Fundings be outstanding at any one time. In no event may the Borrower request a LIBO Rate Funding if, after giving effect to such LIBO Rate Funding, the Borrower would be required to prepay a LIBO Rate Funding in order to make any regularly scheduled principal payment.

(e)           Default Rate. From and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Administrative Agent, the outstanding principal balance of the Notes shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect thereto, and (ii) 200 basis points (2.00% per annum) (the “Default Rate”). Calculation of interest at the Default Rate shall not be deemed a waiver or excuse of any such Default or Event of Default.

Section 2.5            Payments.

(a)           Interest. Interest accruing on Floating Rate Fundings each month shall be due and payable on the last day of that month, commencing on the last day of the month hereof. Interest on any LIBO Rate Funding shall be due and payable on the last day of the applicable Interest Period or, if such Interest Period is in excess of three months, on the last day of each three-month period during such Interest Period and on the last day of such Interest Period.

(b)           Principal. The principal balance of the Revolving Notes shall be due and payable in full on the Facility Termination Date. In addition, the Borrower shall make such prepayments of the Revolving Notes as may be required under any other Section of this Agreement (including but not limited to Section 2.8(b)).

Section 2.6            Fees.

(a)           Fee Letters. The Borrower shall pay the Administrative Agent and the Issuing Lender such fees as are outlined in the Fee Letters.

(b)           Unused Fee. The Borrower will pay to the Administrative Agent, for the pro rata account of the Lenders, an ongoing Unused Fee (the “Unused Fee”) equal to 35 basis points (0.35% per annum) applied to the daily average amount by which (i) the sum of the Aggregate Revolving Commitment Amount exceeds (ii) the Revolving Facility Outstandings, from the date hereof to and including the Facility Termination Date, payable quarterly in arrears on the last Business Day of each calendar quarter. Any Unused Fee remaining unpaid on the Facility Termination Date shall be due and payable on such date. The Unused Fee shall be shared by the Lenders on the basis of their respective Percentages.

(c)           Audit Fees. The Borrower shall pay to the Administrative Agent, on written demand, reasonable fees charged by the Administrative Agent in connection with any audits or inspections by the Administrative Agent of any collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. All such audits and inspections shall be for the sole benefit of the Lender Parties.

Section 2.7            Prepayments.

Subject to the conditions set forth herein, the Borrower from time to time may voluntarily prepay the Notes in whole or in part; provided that (i) prepayment of any Lender’s Revolving Note must be accompanied by pro rata prepayment of each other Lender’s Revolving Note, (ii) the Borrower may not prepay any LIBO Rate Funding in part, (iii) any prepayment of the full amount of any Note shall include accrued interest thereon, (iv) each partial prepayment shall be in an aggregate amount equal to an integral multiple of $500,000 equal to or greater than $1,000,000, (v) any prepayment of any LIBO Rate Funding shall be made only upon three Business Days’ notice to the Administrative Agent, and (vi) any prepayment of any Floating Rate Funding shall be made only upon one Business Day’s notice to the Administrative Agent. All prepayments hereunder shall be applied, first, to the principal of the Notes, and second, to interest and fees with respect thereto. Any prepayment of a LIBO Rate Funding shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.11.

Section 2.8            Termination of Revolving Facility and Voluntary Reduction of Aggregate Revolving Facility Amount; Automatic Reductions of Aggregate Revolving Facility Amount.

(a)           Voluntary Termination or Reduction. The Borrower may at any time and from time to time upon three Business Days’ prior notice to the Administrative Agent permanently terminate the Revolving Facility in whole or permanently reduce the Aggregate Revolving Commitment Amount in part, provided that (i) the Revolving Facility may not be terminated while any Borrowings or Letters of Credit remain outstanding, (ii) each partial reduction shall be in the amount of $500,000 or a multiple thereof, and (iii) no reduction shall reduce the Aggregate Revolving Commitment Amount to an amount less than the Revolving Facility Outstandings at that time. Any partial reduction of the Aggregate Revolving Commitment Amount shall reduce each Lender’s Revolving Commitment pro rata in accordance with that Lender’s Percentage.

(b)           Automatic Reductions. On each date set forth below, if the Revolving Commitments have not been terminated and the Aggregate Revolving Commitment Amount exceeds the amount set forth below opposite such date, the Aggregate Revolving Commitment Amount shall automatically reduce to the amount set forth opposite such date:

Date	Aggregate Revolving Commitment Amount
October 31, 2008	$60,000,000
December 31, 2008	$40,000,000

Each reduction in the Aggregate Revolving Commitment Amount shall be distributed pro rata to each Lender’s Revolving Commitment in accordance with that Lender’s Percentage. If, after giving effect to any such reduction, the Revolving Facility Outstandings exceed the then-applicable Aggregate Revolving Commitment Amount, the Borrower shall immediately remit to the Administrative Agent an amount equal to such excess, without notice or demand by any Lender Party. Such amount shall be applied to the prepayment of the Obligations in such order as the Administrative Agent may in its sole discretion elect; and if any such amount remains after giving effect to the prepayment of all outstanding Obligations other than the undrawn amount of any outstanding Letters of Credit, such remainder shall be deposited in the L/C Cash Collateral Account and shall secure the Obligations and otherwise be governed in accordance with Section 7.3.

Section 2.9            Payments.

(a)           Making of Payments. All payments of principal of and interest due under the Notes shall be made to the Administrative Agent in immediately available funds not later than 12:00 noon on the date due at such place as the Administrative Agent may from time to time designate in writing, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s demand deposit account maintained with the Administrative Agent for the amount of any such payment on its due date, or (at the option of the Administrative Agent) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing, but the Lender’s failure to so charge such account or effect such Borrowing shall in no way affect the obligation of the Borrower to make any such payment.

(b)           Assumed Payments. Unless the Administrative Agent has been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may (but shall not be required to), in reliance upon such assumption, make the amount thereof available to the intended recipient on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.

(c)           Setoff. The Borrower agrees that each Lender shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any amount is due and owing by the Borrower under this Agreement to any Lender at a time when an Event of Default has occurred and is continuing hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of that Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(d)           Due Date Extension. If any payment of principal of or interest on any Floating Rate Funding or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(e)           Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such obligation as the Borrower shall specify by notice received by the Administrative Agent on or before the date of such payment, or in the absence of such notice, as the Required Lenders shall determine in their discretion. Except as otherwise provided herein, after the occurrence of a Default or Event of Default, the Lenders shall have the right to apply all payments received by the Administrative Agent from the Borrower as the Required Lenders may determine in their discretion. The Borrower agrees that the amount shown on the books and records of the Lender Parties as being the principal balance of and interest on the Notes shall be conclusive absent demonstrable error.

Section 2.10         Increased Costs; Capital Adequacy; Funding Exceptions.

(a)           Increased Costs on LIBO Rate Fundings. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

(i)            subject that Lender to or cause the withdrawal or termination of any exemption previously granted to that Lender with respect to, any tax, duty or other charge with respect to its LIBO Rate Fundings or its obligation to make LIBO Rate Fundings, or shall change the basis of taxation of payments to that Lender of the principal of or interest under this Agreement in respect of its LIBO Rate Fundings or its obligation to make LIBO Rate Fundings (except for changes in the rate of tax on the overall net income of that Lender imposed by the jurisdictions in which that Lender’s principal executive office is located); or

(ii)           impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, that Lender; or

(iii)          impose on that Lender any other condition affecting its making, maintaining or funding of its LIBO Rate Fundings or its obligation to make LIBO Rate Fundings;

and the result of any of the foregoing is to increase the cost to that Lender of making or maintaining any LIBO Rate Funding, or to reduce the amount of any sum received or receivable by that Lender under this Agreement or under its Notes with respect to a LIBO Rate Funding, then that Lender will notify the Borrower of such increased cost and within fifteen (15) days after demand by that Lender (which demand shall be accompanied by a statement setting forth the basis of such demand and representing that that Lender has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000) the Borrower shall pay to that Lender such additional amount or amounts as will compensate that Lender for such increased cost or such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Borrower for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Borrower, unless such increased cost or such reduction shall apply retroactively, in which case, the Borrower shall pay such additional amount or amounts as will compensate that Lender for such increased cost or such reduction for the longer of ninety (90) days prior to the date on which notice thereof is delivered to the Borrower or the retroactive period applicable to such increased cost or such reduction. Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle that Lender to compensation pursuant to this Section 2.10. If the Borrower receives notice from any Lender of any event which will entitle that Lender to compensation pursuant to this Section 2.10, the Borrower may prepay any then outstanding LIBO Rate Fundings or notify that Lender that any pending request for a LIBO Rate Funding shall be deemed to be a request for a Floating Rate Funding, in each case subject to the provisions of Section 2.11.

(b)           Capital Adequacy. If any Lender determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Lender may require the Borrower to pay it the amount necessary to restore that Lender’s Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this 2.10, the following definitions shall apply:

(i)            “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period by (B) the average capital that Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(ii)           “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to any Lender, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(iii)          “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Lender’s financial condition.

(iv)          “Lender” includes (but is not limited to) the Administrative Agent, the Lenders, as defined elsewhere in this Agreement, and any assignee of any interest of any Lender hereunder and any participant in the loans made hereunder.

The initial notice sent by a Lender shall be sent as promptly as practicable after that Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Lender’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in that Lender’s Return and that Lender’s calculation of the amount of such reduction, and shall include that Lender’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, that Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Lender’s Return for that quarter. A Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(c)           Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

(i)            any Lender determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii)           any Lender otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

(iii)          any Lender determines that the LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to that Lender of maintaining or funding a LIBO Rate Funding for such Interest Period, or that the making or funding of LIBO Rate Fundings has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of that Lender materially affects such LIBO Rate Fundings;

then that Lender shall promptly notify the Borrower and (A) upon the occurrence of any event described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with that Lender in order to determine an alternate method to determine the LIBO Rate for that Lender, and during the pendency of such negotiations with that Lender, the Lenders shall be under no obligation to make any new LIBO Rate Fundings, and (B) upon the occurrence of any event described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, the Lenders shall be under no obligation to make any new LIBO Rate Fundings.

(d)           Illegality. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of that Lender, shall raise a substantial question as to whether it is unlawful for that Lender to make, maintain or fund LIBO Rate Fundings, then (i) that Lender shall promptly notify the Borrower and the Administrative Agent, (ii) the obligation of the Lenders to make, maintain or convert into LIBO Rate Fundings shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness (and to the extent it shall be unlawful for one or more of the Lenders to maintain any such LIBO Rate Fundings, such LIBO Rate Fundings shall be immediately converted to Floating Rate Fundings), and (iii)  for the duration of such unlawfulness, any notice by the Borrower requesting the Lenders to make or convert into LIBO Rate Fundings shall be construed as a request to make or to continue making Floating Rate Fundings.

Section 2.11         Funding Losses.

Upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), the Borrower shall indemnify that Lender against any loss or expense which that Lender may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by that Lender to fund or maintain LIBO Rate Fundings) or which that Lender may be deemed to have sustained or incurred, as reasonably determined by that Lender, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBO Rate Fundings, (ii) due to any failure of the Borrower to borrow or convert any LIBO Rate Fundings on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBO Rate Funding on a date other than the last day of the applicable Interest Period for such LIBO Rate Funding. For this purpose, all notices under Section 2.4(b) shall be deemed to be irrevocable.

Section 2.12         Discretion of Lenders as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBO Rate Fundings in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.11 hereof) all determinations hereunder shall be made as if that Lender had actually funded and maintained each LIBO Rate Funding during each Interest Period for such LIBO Rate Funding through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.13         Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of any Lender pursuant to Section 2.10 and 2.11 shall be conclusive absent demonstrable error. Without limiting the generality of the foregoing, the Borrower shall have no right to review any records of any Lender or its other customers to determine the accuracy of any statement by that Lender under Section 2.10(a) or 2.10(b) regarding that Lender’s demands upon other customers of that Lender.  Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.10 and 2.11 and the provisions of Sections 2.10 and 2.11 shall survive termination of this Agreement.

Section 2.14         Computation of Interest and Fees.

Interest under the Notes and the fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

ARTICLE III
Conditions Precedent

Section 3.1            Initial Conditions Precedent.

The obligation of the Lender Parties to effect any Borrowing or to issue any Letter of Credit is subject to the condition precedent that the Administrative Agent shall have received on or before the day of the first Borrowing or Letter of Credit all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to each Lender:

(a)           The Notes, properly executed on behalf of the Borrower.

(b)           The Guaranty, duly executed by each Subsidiary Obligor.

(c)           The Security Agreement, properly executed on behalf of each Obligor, together (subject to Section 3.3) with:

(i)            Financing statements with respect to each Obligor to be filed in each jurisdiction which, in the opinion of the Administrative Agent, is reasonably necessary to perfect the Liens created by the Security Agreement, to the extent such Liens can be perfected by filing.

(ii)           Current searches of appropriate filing offices in each jurisdiction in which any Obligor is organized, has an office or otherwise conducts business showing that no state or federal tax liens have been filed and remain in effect against the Borrower or any Subsidiary, and that no financing statements or other notifications or filings have been filed and remain in effect against the Borrower or any Subsidiary except (A) to perfect Liens not prohibited under Section 6.1, and (B) as set forth in Schedule 4.11.

(iii)          Original stock certificates (or other applicable evidence of ownership) evidencing all issued and outstanding Capital Stock of each Subsidiary Obligor and not less than 65% of the Capital Stock of each Applicable Foreign Subsidiary, together with stock powers executed in blank by the applicable owner of such Capital Stock.

(iv)          Evidence of all insurance required by the terms of the Security Agreement, including but not limited to certificates and loss payable endorsements showing the Administrative Agent, for the benefit of the Lender Parties, as additional insured and lender’s loss payee thereunder.

(d)           Financial statements of the Borrower for the 12-month period ending March 31, 2008, together with a Compliance Certificate with respect to such financial statements, duly executed by the chief financial officer of the Borrower.

(e)           A certificate of the secretary of each Obligor (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such Obligor is a party have been duly approved by all necessary action of the Governing Board of such Obligor, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Obligor, together with such copies, and (iii) certifying the names of the officers of such Obligor that are authorized to sign the Loan Documents and other documents contemplated hereunder, including (in the case of the Borrower) requests for Borrowings and Letters of Credit, together with the true signatures of such officers. The Lender Parties may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(f)            Certificates of good standing of each Obligor, dated not more than ten days before such date.

(g)           A signed copy of an opinion of counsel for the Borrower, addressed to the Lender Parties as to matters referred to in Sections 4.1, 4.2, 4.3 and 4.7, and as to such other matters as the Lender Parties may reasonably request, with that opinion being acceptable to each Lender’s counsel.  In the case of Section 4.7, the opinion may be to the knowledge of such counsel and may be made without regard to products liability and intellectual property litigation, and, in the case of Section 4.3, insofar as it relates to enforcement of remedies, it may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally from time to time, and to usual equity principles.

(h)           All fees required to be paid as of the date hereof under this Agreement or any Fee Letter.

Section 3.2            Conditions Precedent to All Borrowings and Letters of Credit.

The obligation of the Lender Parties to effect any Borrowing or to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or Letter of Credit:

(a)           the representations and warranties contained in Article IV are correct on and as of the date of such Borrowing or Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)           no event has occurred and is continuing, or would result from such Borrowing or Letter of Credit, which constitutes a Default or an Event of Default.

Section 3.3            Perfection of Capital Stock of Applicable Foreign Subsidiaries.

Notwithstanding any other term of this Agreement or any other Loan Document, perfection of the Administrative Agent’s security interest in the Capital Stock (or any portion thereof) of any Applicable Foreign Subsidiary shall not be a condition precedent to any Borrowing or Letter of Credit, and the Borrower shall not be required to effect such perfection, unless, not less than 15 days before the date of such Borrowing or Letter of Credit, the Administrative Agent has delivered notice to the Borrower requiring such perfection.

ARTICLE IV
Representations and Warranties

The Borrower represents and warrants to the Lender Parties as follows:

Section 4.1            Existence and Power.

The Borrower and its Subsidiaries are each corporations or limited liability companies duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Each of the Borrower and its Subsidiaries has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.

Section 4.2            Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Obligors of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate or limited liability company action and do not and will not (i) require any consent or approval of the shareholders or members of the Obligors, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Obligor or of the Organizational Documents of any Obligor, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Obligor is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by any Obligor.

Section 4.3            Legal Agreements.

This Agreement and the other Loan Documents constitute, the legal, valid and binding obligations of the Obligors that are parties thereto, enforceable against such Obligors in accordance with their respective terms.

Section 4.4            Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all present Subsidiaries and of the percentage of the ownership of the Borrower or any other Subsidiary in each as of the date of this Agreement.  Except as otherwise indicated in that Schedule, all Capital Stock of each Subsidiary owned by the Borrower or by any such other Subsidiary is validly issued and fully paid and nonassessable.

Section 4.5            Financial Condition.

The Borrower has heretofore furnished to the Administrative Agent its audited financial statement as of March 31, 2008. That financial statement fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the period then ended, and was prepared in accordance with GAAP.

Section 4.6            Adverse Change.

There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or any Subsidiary since the date of the latest financial statement referred to in Section 4.5.

Section 4.7            Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or that Subsidiary, could reasonably be expected to have a Material Adverse Effect.

Section 4.8            Hazardous Substances.

To the best of the Borrower’s knowledge after reasonable inquiry, neither the Borrower nor any Subsidiary nor any other Person has ever caused or permitted any Hazardous Substance to be disposed of in any manner which might result in any material liability to the Borrower or any Subsidiary on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest; and no such real property has ever been used (either by the Borrower, by any Subsidiary or by any other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance (other than the temporary storage of products used or consumed in the ordinary course of the Borrower’s business in accordance with all applicable Environmental Laws).

Section 4.9            Regulation U.

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10         Taxes.

The Borrower and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by them.  The Borrower and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower are required to be filed, and the Borrower and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by them to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Subsidiary has provided adequate reserves in accordance with GAAP.

Section 4.11         Titles and Liens.

The Borrower or one of its Subsidiaries has good title to each of the properties and assets reflected in the latest balance sheet referred to in Section 4.5 (other than any sold, as permitted by Section 6.5), free and clear of all Liens, except for Liens permitted by Section 6.1 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower or such Subsidiary as presently conducted.  Except as set forth in Schedule 4.11, no financing statement naming the Borrower or any Subsidiary as debtor is on file in any office except to perfect only Liens permitted by Section 6.1.

Section 4.12         ERISA.

No Plan established or maintained by the Borrower, any Subsidiary or any ERISA Affiliate that is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $1,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be, incurred with respect to any Plan of the Borrower, any Subsidiary or any ERISA Affiliate.  The Borrower has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

ARTICLE V
Affirmative Covenants

So long as any Note or any other Obligations shall remain unpaid or the Revolving Facility shall be outstanding, the Borrower will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1            Reporting.

The Borrower will deliver to the Administrative Agent, with sufficient copies for each Lender:

(a)           As soon as available, and in any event within 75 days after the end of each fiscal year of the Borrower (or, if earlier, concurrent with the filing of the Borrower’s annual report on Form 10-K with the Securities and Exchange Commission with respect to such year), a copy of the annual audit report of the Borrower prepared on a consolidated basis with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Required Lenders, which annual report shall include the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, together with a copy of such accountants’ management letter issued to the Borrower for such year.

(b)           As soon as available and in any event within 40 days after the end of each fiscal quarter of the Borrower (or, if earlier, concurrent with the filing of the Borrower’s quarterly report on Form 10-Q with the Securities and Exchange Commission with respect to such quarter), consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP, and certified by the chief financial officer of the Borrower, subject to year-end audit adjustments.

(c)           As soon as available and in any event within 30 days after the end of each calendar month:

(i)            Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and related consolidated statements of earnings of the Borrower and its Subsidiaries for such month and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP, and certified by the chief financial officer of the Borrower, subject to year-end audit adjustments.

(ii)           A plan and financial forecast for the 12-month period commencing with the month following such month, including (a) a forecasted consolidated balance sheet, forecasted consolidated and consolidating statements of income, and (b) forecasted financing needs during such period (including a forecast of borrowings hereunder), all presented on a month-by-month basis in such detail as the Administrative Agent may reasonably request.

(d)           Concurrent with the delivery of any financial statements under paragraph (a), (b) or (c), a Compliance Certificate, duly executed by the chief financial officer of the Borrower.

(e)           Promptly upon entering any amendment to or modification of any Dealer Finance Agreement, a copy of such amendment or modification.

(f)            Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower or any Subsidiary shall have sent to its stockholders.

(g)           Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange.

(h)           Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Subsidiary of the type described in Section 4.7.

(i)            As promptly as practicable (but in any event not later than five business days) after the chief executive officer or the chief financial officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower or the appropriate Subsidiary of the steps being taken by the Borrower or the appropriate Subsidiary to cure the effect of such event.

(j)            Promptly upon becoming aware of any Reportable Event or any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(k)           Promptly upon their receipt or filing, copies of (i) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

(l)            Upon request of any Lender, copies of the most recent annual report (Form 5500 Series), including any supporting schedules, filed by the Borrower, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan.

(m)          Such information (in addition to that specified elsewhere in this Section) respecting the financial condition and results of operations of the Borrower or any Subsidiary as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.1(a) and 5.1(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents on www.sec.gov, or provides a link thereto on the Borrower’s website at www.arcticcatinc.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent), in each case so long as, concurrent therewith, the Borrower provides each Lender and the Administrative Agent with e-mail or other notice alerting them to such posting, together with any additional materials required to be delivered therewith, including but not limited to any Compliance Certificate required to be provided in accordance with Section 5.1(d); provided that the Borrower shall deliver paper copies of such documents to any Lender that requests the Borrower to deliver such paper copies.

Section 5.2            Books and Records; Inspection and Examination.

The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of any Lender, will, and will cause each Subsidiary to, give any representative of that Lender access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as any Lender may reasonably request.

Section 5.3            Compliance with Laws.

The Borrower will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would have a Material Adverse Effect.

Section 5.4            Payment of Taxes and Other Claims.

The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP.

Section 5.5            Maintenance of Properties.

The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower or the appropriate Subsidiary, desirable in the conduct of its business, not disadvantageous in any material respect to any Lender as holder of the Notes and will not result in a Material Adverse Effect.

Section 5.6            Insurance.

The Borrower will, and will cause each Subsidiary to, obtain and maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

Section 5.7            Preservation of Corporate Existence.

The Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Borrower nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises if its Governing Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or the appropriate Subsidiary, that the loss thereof is not disadvantageous in any material respect to any Lender as a holder of the Notes and will not result in a Material Adverse Effect.

Section 5.8            New Subsidiaries.

If the Borrower acquires or creates any Subsidiary, other than an Applicable Foreign Subsidiary, the Borrower will cause such Subsidiary to execute and deliver to the Administrative Agent, (i) a joinder to the Guaranty and Security Agreement, in form and content acceptable to the Administrative Agent, (ii) a certificate of the secretary or other appropriate officer of such Subsidiary (A) certifying that the execution, delivery and performance of that joinder have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (C) certifying the names of the officers of such Subsidiary that are authorized to sign that joinder; and (iii) an opinion of counsel to the Subsidiary, opining as to the due execution, delivery and enforceability of such joinder, and of the enforceability of the Guaranty and Security Agreement as to such Subsidiary, in form and substance reasonably acceptable to the Administrative Agent.

Section 5.9            Asset Coverage Ratio.

The Borrower will maintain its Asset Coverage Ratio, determined as of the last day of each calendar month, at not less than 1.25 to 1.

Section 5.10         Minimum EBITDA.

The Borrower will maintain its EBITDA, determined as of each Covenant Calculation Date, at not less than the applicable amount set forth below:

Covenant Calculation Date	EBITDA
September 30, 2008	$15,000,000
December 31, 2008	$27,500,000

Section 5.11         Minimum Tangible Net Worth.

The Borrower will maintain Tangible Net Worth, determined as of each Covenant Calculation Date, in an amount not less than $150,000,000.

ARTICLE VI
Negative Covenants

So long as any Note or other Obligations shall remain unpaid or the Revolving Facility shall be outstanding, the Borrower agrees that, without the prior written consent of the Required Lenders:

Section 6.1            Liens.

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Borrower or any Subsidiary to any right or claim of any other Person; excluding, however, from the operation of the foregoing:

(a)           Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(b)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, materialmen’s, merchants’, carriers’, workers’, repairers’ or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(c)           Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(d)           Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or any Subsidiary or the value of such property for the purpose of such business.

(e)           Purchase money Liens (including capitalized leases), so long as the aggregate amount of all debts secured by such purchase money Liens does not exceed $1,000,000 at any one time outstanding.

(f)            Liens created by any Subsidiary Obligor as security for indebtedness owing to another Obligor.

(g)           Liens on any property of any Obligor (other than those described in subsection (e) and (f)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto, and Liens on the same property securing indebtedness the proceeds of which are used solely to refinance the indebtedness for borrowed money secured by such existing Liens.

(h)           Liens granted to the Administrative Agent pursuant to the Security Agreement.

(i)            Liens granted under the Dealer Finance Agreements to Textron Financial Corporation and Textron Financial Canada Limited, but only so long as (i) such Liens secure only obligations described in and permitted under Sections 6.2(e) and 6.3(d), and (ii) such Liens cover only the right, title and interest (if any) of AC Sales in the obligations of purchasers of the Borrower’s products which obligations are acquired or held by Textron Financial Corporation or Textron Financial Canada Limited pursuant to the Dealer Finance Agreements.

Section 6.2            Indebtedness.

The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           Indebtedness to the Lender Parties arising under or related to this Agreement.

(b)           Indebtedness of the Borrower or any Subsidiary in existence on the date hereof and listed in Schedule 6.2 hereto, and indebtedness the proceeds of which are used solely to refinance such existing indebtedness.

(c)           Indebtedness of one Obligor to another Obligor on account of borrowings from that other Obligor.

(d)           Purchase money indebtedness of the Borrower or any Subsidiary secured by Liens permitted by subsection 6.1(e).

(e)           Obligations of the Borrower and AC Sales under the Dealer Finance Agreements.

Section 6.3            Guaranties.

The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           The Guaranty.

(b)           The endorsement of negotiable instruments by the Borrower or any Subsidiary for deposit or collection or similar transactions in the ordinary course of business.

(c)           Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.3 hereto.

(d)           Obligations of the Borrower and AC Sales under the Dealer Finance Agreements.

(e)           Guaranties by any Obligor in respect of the obligations of any other Obligor, so long as such other Obligor’s guarantied obligations are not prohibited by this Agreement.

Section 6.4            Investments.

The Borrower will not, and will not permit any Subsidiary to, purchase or hold beneficially any stock or other securities or evidence of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

(a)           Investments in (i) direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, (ii) commercial paper issued by U.S. corporations rated “A-1” by Standard & Poors Corporation or “P1” by Moody’s Investors

Service, (iii) certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000, or (iv) tax exempt securities rated A or better by Standard & Poors Corporation or M1G1 by Moody’s Investors Service.

(b)           Any existing investment by the Borrower or any Subsidiary in the stock of any other Subsidiary.

(c)           Travel advances to officers and employees of the Borrower or any Subsidiary in the ordinary course of business.

(d)           Advances in the form of progress payments, prepaid rent or security deposits.

Section 6.5            Sale of Assets.

The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or a series of transactions) except for the sale of inventory in the ordinary course of the Borrower’s business.   For purposes of this Section, “substantial part” means 10% or more of the assets of the Borrower, as determined in accordance with GAAP.

Section 6.6            Transactions with Affiliates.

The Borrower will not, and will not permit any Subsidiary, to purchase or sell any goods or services from or to any Affiliate on terms less favorable to the Borrower or the applicable Subsidiary than would otherwise be obtainable if no Affiliate relationship existed.

Section 6.7            Restrictions on Issuance and Sale of Subsidiary Stock.

The Borrower will not:

(a)           permit any Subsidiary to issue or sell any shares of stock of any class of such Subsidiary to any other Person (other than the Borrower or a wholly-owned Subsidiary of the Borrower), except for the purpose of qualifying directors or of satisfying pre-emptive rights or of paying a common stock dividend on, or splitting, common stock of such Subsidiary; or

(b)           sell, transfer or otherwise dispose of any shares of stock of any class (except to a wholly-owned Subsidiary of the Borrower) of any Subsidiary or permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Borrower or a wholly-owned Subsidiary of the Borrower or for the purpose of qualifying directors) any shares of stock of any class of any other Subsidiary.

Section 6.8            Restrictions on Repurchase or Redemption of Borrower Stock with Advances.

The Borrower will not use Advances to repurchase or redeem more than $10,000,000 of its stock during any calendar year.

Section 6.9            Consolidation and Merger; Purchase of Assets.

The Borrower will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of a Subsidiary with, or a conveyance or transfer of its assets to, the Borrower (if the Borrower shall be the continuing or surviving entity) or another then-existing wholly-owned Domestic Subsidiary of the Borrower.

Section 6.10         Sale and Leaseback.

The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or such Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or such Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.11         Hazardous Substances.

The Borrower will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of, in any manner which might result in any material liability to the Borrower or any Subsidiary, on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest.

Section 6.12         Restrictions on Nature of Business.

The Borrower will not, and will not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower or such Subsidiary.

ARTICLE VII
Events of Default, Rights and Remedies

Section 7.1            Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any principal of or interest on any Note when the same becomes due and payable.

(b)           Default in the payment of any fees required under this Agreement or any Fee Letter when the same become due and payable.

(c)           Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in this Agreement.

(d)           A default under any bond, debenture, note or other evidence of indebtedness of the Borrower or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument.

(e)           Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect or misleading in any material respect when made.

(f)            An event of default shall occur under any security agreement, mortgage, deed of trust, assignment or other instrument or agreement directly or indirectly securing any obligations of the Borrower hereunder or under any Note or any guaranty of such obligations.

(g)           The Borrower or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Subsidiary, as the case may be, and such appointment shall continue undischarged for a period of 30 days; or the Borrower or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Subsidiary; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 60 days after its issue or levy.

(h)           A petition naming the Borrower or any Subsidiary as debtor shall be filed by or against the Borrower or any Subsidiary under the United States Bankruptcy Code.

(i)            The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $2,000,000 (to the extent not covered by a reputable and solvent insurance company or Borrower’s reserve therefor) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 45 consecutive days without a stay of execution.

(j)            A writ of attachment, garnishment, levy or similar process shall be issued against or served upon the Administrative Agent with respect to (i) any property of the Borrower or any Subsidiary in the possession of the Administrative Agent having a value in excess of $500,000, or (ii) any indebtedness of any Lender to the Borrower or any Subsidiary having a value in excess of $500,000.

(k)           Any Subsidiary Obligor shall repudiate, purport to revoke, or fail to perform any obligation under its Guaranty or the Security Agreement or shall contest in any manner the validity, binding nature or enforceability of its Guaranty or the Security Agreement.

(l)            Any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or withdrawal liability shall have been asserted against the Borrower, any Subsidiary or any ERISA Affiliate by a Multiemployer Plan; or the Borrower, any Subsidiary or any ERISA Affiliate shall have incurred liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or Plan participants in excess of $1,000,000 with respect to any Plan; or any Reportable Event that the Required Lenders may determine in good faith might constitute grounds for the termination of any Plan, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent.

(m)          A Change of Control shall occur.

Section 7.2            Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Required Lenders, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, exercise any or all of the following rights and remedies:

(a)           The Administrative Agent may, by notice to the Borrower, declare the Revolving Facility to be terminated, whereupon the same shall forthwith terminate.

(b)           The Administrative Agent may, by notice to the Borrower, declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)           If any Letter of Credit remains outstanding, the Administrative Agent may, by notice to the Borrower, require the Borrower to deposit in the L/C Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit.

(d)           The Administrative Agent may, without notice to the Borrower and without further action, apply any and all money owing by any Lender to the Borrower to the payment of the Notes then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder.

(e)           The Lender Parties may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(h) or 7.1(j) hereof, the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3            Pledge of L/C Cash Collateral Account.

The Borrower hereby pledges, and grants the Administrative Agent, as agent for the Lender Parties, including the Issuing Lender, a security interest in, all sums held in the L/C Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations.  Upon request of the Borrower, the Administrative Agent shall permit the Borrower to withdraw from the L/C Cash Collateral Account the lesser of (i) the amount by which the balance of the L/C Cash Collateral Account exceeds the aggregate amount secured by the sums held in the L/C Cash Collateral Account, or (ii) the balance of the L/C Cash Collateral Account. The Administrative Agent shall have full ownership and control of the L/C Cash Collateral Account, and, except as set forth above, the Borrower shall have no right to withdraw the funds maintained in the L/C Cash Collateral Account.

ARTICLE VIII
The Administrative Agent

Section 8.1            Authorization.

Each Lender and the holder of each Note irrevocably appoints and authorizes the Administrative Agent to act on behalf of such Lender or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (i) authorizes the Administrative Agent to execute and deliver and perform its obligations under this Agreement and each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have hereunder or thereunder, (ii) appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC-1 financing statements, and (iii) authorizes the Administrative Agent to act as agent of and for such Lender for purposes of holding, perfecting and disposing of the collateral under the Loan Documents.  As to any matters not expressly provided for by this Agreement or the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Administrative Agent shall not in any event be required to take any action which is contrary to this Agreement, the Loan Documents or applicable law.

Section 8.2                                   Distribution of Payments and Proceeds.

(a)           After deduction of any costs of collection, as provided in this Agreement and the other Loan Documents, and any fee payable to the Administrative Agent in its capacity as such under this Agreement, any Fee Letter or any other agreement, the Administrative Agent shall remit to each Lender that Lender’s pro rata share of all payments of principal and interest and of all fees and other amounts payable hereunder for the benefit of the Lenders that are received by the Administrative Agent under the Loan Documents.  Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s pro rata share of such payments, collections and proceeds in accordance with this Agreement.  If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its pro rata share of such payments, collections or proceeds, together with its pro rata share of interest or penalties, if any, payable by the Administrative Agent in connection with such refund.

(b)           Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its applicable Percentage of any Borrowing or other Advance as required hereunder, or if the principal balance of any Lender’s Note is for any other reason less than its applicable Percentage of the aggregate principal balances of the Notes then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Lender hereunder is equal to its applicable Percentage of the aggregate amount owing to all of the Lenders hereunder.  The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3                                   Expenses.

All payments, collections and proceeds received or effected by the Administrative Agent may be applied, first, to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees (whether paid to outside counsel or allocated to the Administrative Agent by in-house counsel), foreclosure expenses and advances made to protect the security of any collateral).  If the Administrative Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds, together with interest on such amount for each day following the thirtieth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day.

Section 8.4            Payments Received Directly by Lenders.

If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of the Obligations other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).

Section 8.5            Indemnification.

Each Lender severally (but not jointly) hereby agrees to indemnify and hold harmless the Administrative Agent, as well as the Administrative Agent’s agents, employees, officers and directors, ratably according to their respective Percentages from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgment, demands, damages, costs, disbursements, or expenses (including attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Administrative Agent or its agents, employees, officers or directors in any way relating to or arising out of this Agreement or the Loan Documents, or as a result of any action taken or omitted to be taken by the Administrative Agent; provided, however, that no Lender shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs disbursements, or expenses resulting from the gross negligence or willful misconduct of the Administrative Agent.

Section 8.6            Exculpation.

The Administrative Agent shall not be liable for any action taken or omitted to be taken by the Administrative Agent in connection with this Agreement or the Loan Documents, except for its own gross negligence or willful misconduct.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper person.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity.

Section 8.7            Administrative Agent and Affiliates.

The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Administrative Agent were not the Administrative Agent hereunder.

Section 8.8            Credit Investigation.

Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its obligations hereunder been incurred and the Advances made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender.  Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9            Resignation and Assignment of Administrative Agent.

(a)           The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lenders. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof.

(b)           Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resignation or assignment pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.

Section 8.10         Defaults.

The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under paragraph (a) of Section 7.1) hereof unless the Administrative Agent has received notice from a Lender or the Borrower specifying the occurrence of such Default or Event of Default.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.5 hereof) take such actions with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take any action, or refrain from taking any action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 8.11                            Obligations Several.

The obligations of each Lender hereunder are the several obligations of such Lender, and neither any Lender nor the Administrative Agent shall be responsible for the obligations of any other Lender hereunder, nor will the failure by the Lender Parties to perform any of their obligations hereunder relieve the Administrative Agent or any other Lender from the performance of its respective obligations hereunder.  Nothing contained in this Agreement, and no action taken by any Lender or the Administrative Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lenders, together or with or without the Administrative Agent, as a partnership, association, joint venture, or other entity.

Section 8.12                            Assignments.

(a)           Any Lender may, at any time, assign a portion of its Notes and Revolving Commitment and other rights and interests hereunder to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Lender. The aggregate principal amount of the Notes and the portion of the Revolving Commitment so assigned in any assignment shall be not less than $5,000,000, and the assigning Lender shall retain at least $5,000,000 of such Notes and the corresponding Revolving Commitment for its own account; provided, however, that the foregoing restriction shall not apply to a Lender assigning its entire Note and Revolving Commitment to the Applicant. Any Lender proposing an assignment hereunder shall give notice of such assignment to the Administrative Agent at least ten Business Days prior to such assignment (unless the Administrative Agent consents to a shorter period of time). Such notice shall specify the identity of such Applicant and the Revolving Commitment which it proposes that such Applicant acquire. Any assignment hereunder may be made only with the prior written consent of the Administrative Agent and the Borrower; provided, however, that the consent of the Borrower shall not be required if any Default or Event of Default has occurred and is continuing at the time of such assignment.

(b)           To confirm the status of each Additional Lender as a party to this Agreement and to evidence the assignment in accordance herewith:

(i)                                     the Borrower, such Lender, such Applicant, and the Administrative Agent shall, on or before the Adjustment Date, execute and deliver to the Administrative Agent an Assignment Certificate in substantially the form of Exhibit D (an “Assignment Certificate”) (provided that the assignment will be effective without the signature of the Borrower or the

Administrative Agent to the extent that the consent of the Borrower or the Administrative Agent, as the case may be, is not required hereunder); and

(ii)           the Borrower will, at its own expense, execute and deliver to the assigning Lender a new Note or Notes, each payable to the order of the Applicant in an amount corresponding to the applicable interest in the assigning Lender’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Lender has retained interests in such rights and obligations, a new Note or Notes, each payable to the order of that Lender in an amount corresponding to such retained interests.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the applicable Notes to be replaced by such new Notes, shall be dated the effective date of such assignment and shall otherwise be in the form of the Notes to be replaced thereby.  Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Notes being replaced thereby.

Upon the execution and delivery of such Assignment Certificate and such Notes, (a) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such Additional Lender and the resulting adjustment of Revolving Commitments arising therefrom, (b) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of all obligations hereunder and to the extent of the reduction of such Lender’s Revolving Commitments, and (c) the Additional Lender shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders, and the obligations to make Advances hereunder.  Promptly after the execution of any Assignment Certificate, a copy thereof shall be delivered by the Administrative Agent to each Lender.

(c)           In order to facilitate the addition of Additional Lenders hereto, the Borrower shall cooperate fully with each Lender and the Administrative Agent in connection therewith and shall provide all reasonable assistance requested by each Lender and the Administrative Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as any Lender or the Administrative Agent may reasonably request, the execution of such documents as any Lender or the Administrative Agent may reasonably request with respect thereto, and the participation by officers of the Borrower in a meeting or teleconference call with any Applicant upon the request of any Lender or the Administrative Agent.

(d)           Without limiting any other provision hereof:

(i)            each Lender may at any time, upon written notice to the Borrower and the Administrative Agent, sell, assign, transfer, or negotiate all or any part of its Revolving Commitments, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more affiliates of such Lender, provided that, unless consented to by the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), no such sale, assignment, transfer or negotiation of Revolving Commitments shall relieve the transferring Lender from its obligations (to the extent such affiliate does not fulfill its obligations) hereunder; and

(ii)           each Lender may at any time sell, assign, transfer, or negotiate all or any part of its Revolving Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Lenders, and any such sale, assignment, transfer or negotiation shall relieve the transferring Lender from its obligations hereunder to the extent of the obligations so transferred (except, in any event, to the extent that the Borrower, any other Lender or the Administrative Agent has rights against such transferring Lender as a result of any default by such transferring Lender under this Agreement);

provided, however, that any partial sale, assignment, transfer or negotiation pursuant to this Section shall be pro rata as to all of the Revolving Commitment, Notes and Advances transferred.

(e)           Any Lender making an assignment under this Section shall pay the Administrative Agent a transfer fee in the amount of $3,000 simultaneous with such assignment.

(f)            Notwithstanding any other provision of this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and that Lender’s Note in favor of any Federal Reserve Lender in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(g)           Except as set forth in this Section 8.12 and the following Section 8.13, no Lender may assign any of its rights or obligations under any Loan Document.

Section 8.13         Participations

In addition to the rights granted in Section 8.12, each Lender may grant participations in all or any portion of its Notes and Revolving Commitment and other rights and interests hereunder to any institutional investor, without the consent of the Borrower or the Administrative Agent, but only so long as:

(a)           within five Business Days after granting any participation, such Lender gives the Administrative Agent notice of such participation, including the name, address and telecopier number of the participant and the amount of the Notes and Revolving Commitment covered by the participation; and

(b)           the principal amount of the participation so granted is no less than $5,000,000.

No holder of any such participation, other than an affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder, except that such Lender may agree with such participant that such Lender will not, without such participant’s consent, (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents.  No Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such granting of a participation.  The Borrower hereby acknowledges and agrees that any participant described in this Section will, for purposes of Section 2.10(b), be considered to be a Lender hereunder (provided that such participant shall not be entitled to receive any more than the Lender selling such participation would have received had such sale not taken place) and may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document.  Except as set forth in this Section 8.13, no Lender may grant any participation in any Loan Document or Revolving Commitment.

Section 8.14         Disclosure of Information.

The Borrower authorizes each Lender and the Administrative Agent to disclose to any participant, assignee or Additional Lender (each, a “Transferee”) and any prospective Transferee any and all financial and other information in the possession of any Lender Party concerning the Borrower which has been or hereafter is delivered to the Administrative Agent or such Lender by the Borrower pursuant to this Agreement or which has been or is hereafter delivered to the Administrative Agent or such Lender by the Borrower in connection with the credit evaluation of the Borrower by the Administrative Agent or such Lender prior to entering into this Agreement.

ARTICLE IX
Miscellaneous

Section 9.1            No Waiver; Cumulative Remedies.

No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2            Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, no such amendment, waiver or consent shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):

(a)           Reduce the principal of, or the rate of interest specified herein on any Note, or any fees or other amounts payable to or for the benefit of the Lenders hereunder or under any other Loan Document.

(b)           Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other material amounts due to the Lenders (or any of them) hereunder or under any other Loan Document.

(c)           Increase the Revolving Commitment of any Lender or extend the Revolving Commitment of any Lender.

(d)           Permit the Borrower to assign its rights under this Agreement.

(e)           Agree to release any Guaranty.

(f)            Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders.

No amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent.

Section 9.3            Notice.

Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i)  personally delivered, (ii)  transmitted by registered mail, postage prepaid, (iii)  sent by Federal Express or similar expedited delivery service, or (iv)  transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment Certificate; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.  All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally or by mail, (ii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iii) the date of transmission if delivered by telecopy, except that notices or requests to any Lender Party pursuant to any of the provisions of Article II shall not be effective until received.

Section 9.4            Costs and Expenses.

The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration, amendment or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and out-of-pocket expenses of counsel for any Lender with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent by in-house counsel.

Section 9.5            Indemnification by Borrower.

The Borrower hereby agrees to indemnify the Lender Parties and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Borrowing or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim in which it is alleged that any Environmental Law has been breached with respect to any activity or property of the Borrower), except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee.  If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All obligations provided for in this Section shall survive any termination of this Agreement.

Section 9.6            Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.7            Binding Effect, Assignment.

The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of each of  the Lenders.

Section 9.8            Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Section 9.9            Consent to Jurisdiction.

The Borrower irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.10         Waiver of Jury Trial.

THE BORROWER AND THE LENDER PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.11         Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.12         Prior Agreements.

This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lenders and the Borrower.

Section 9.13         Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.14         Restatement of Prior Agreement.

This Agreement is executed for the purpose of replacing and restating the Credit Agreement dated July 24, 2002 among the Borrower, Wells Fargo and the other Banks, as defined therein (together with all amendments, modifications and restatements thereof, the “Prior Agreement”). Upon execution and delivery of this Agreement by each of the parties hereto and satisfaction of the conditions precedent set forth in Section 3.1, (i) the Prior Agreement shall be deemed amended, superseded and restated in its entirety by the terms and provisions of this Agreement, (ii) the Commitment of Wells Fargo under the Prior Agreement shall automatically be deemed amended in accordance with this Agreement, and (iii) all outstanding Letters of Credit (as defined in the Prior Agreement) shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement.

Signature pages follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ARCTIC CAT INC.

By
Name: Timothy C. Delmore
Title: Chief Financial Officer

Signature Page to Arctic Cat Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:
Name: Mark H. Halldorson
Title: Vice President

Signature Page to Arctic Cat Inc. Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Revolving Commitments and Addresses

Exhibit B	Revolving Note

Exhibit C	Form of Compliance Certificate

Exhibit D	Assignment Certificate

Schedule 4.4	Subsidiaries

Schedule 4.11	Other Filed Financing Statements

Schedule 6.1	Permitted Liens

Schedule 6.2	Permitted Indebtedness

Schedule 6.3	Permitted Guaranties

Exhibit A

REVOLVING COMMITMENTS AND ADDRESSES

Name	Revolving Commitments	Notice Address

Arctic Cat Inc.	N/A	505 North Highway 169
Suite 1000
Plymouth MN 55441
Attention: Timothy C. Delmore
Telecopier: 763-354-1803

Wells Fargo Bank,	N/A	MAC N9305-077
National Association,		Sixth and Marquette
as Administrative		Minneapolis, Minnesota 55479
Agent		Attention: Mark Halldorson
Telecopier: 612-667-2276

Wells Fargo Bank,	$75,000,000	MAC N9305-077
National Association,		Sixth and Marquette
as a Lender		Minneapolis, Minnesota 55479
Attention: Mark Halldorson
Telecopier: 612-667-2276

Exhibit B

PROMISSORY NOTE

$	Minneapolis, Minnesota
, 200

For value received, Arctic Cat Inc., a Minnesota corporation (the “Borrower”), promises to pay to the order of                                                                           , a                                            (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of                                                                                Dollars ($                            ), or so much thereof as is advanced by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement dated as of August 29, 2008 among the Borrower, Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, and various lenders, including the Lender (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined therein) and for the voluntary prepayment hereof. This Note is a Revolving Note, as defined in the Credit Agreement.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ARCTIC CAT INC.

By
Name:
Title:

Exhibit C

COMPLIANCE CERTIFICATE

                                                    , 200

Wells Fargo Bank, National Association

MAC N9305-031
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of August 29, 2008 entered into among Wells Fargo Bank, National Association, Arctic Cat Inc. and the Lenders, as defined therein (the “Borrower”).

All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

This is a Compliance Certificate submitted in connection with the Borrower’s financial statements (the “Statements”) as of                                           , 200     (the “Effective Date”).

I hereby certify to you as follows:

1.                                       I am the                                                    of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

2.                                       The Statements, and the computations below, have been prepared in accordance with GAAP.

3.                                       Exhibit 1 sets forth the Asset Coverage Ratio of the Obligors as of the Effective Date.

[4.                                   Exhibit 2 sets forth the Borrower’s compliance or non-compliance with the requirements set forth in Sections 5.10 and 5.11 of the Credit Agreement as of the Effective Date. Also attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the covenants referred to above.](1)

(1)                                  Paragraph 4 and Exhibit 2 should be included only if the applicable statements are being provided under paragraph (a) or (b) of Section 5.1 of the Credit Agreement (i.e., they are quarterly or annual statements, not monthly statements).

5.                                       I have no knowledge of the occurrence of any Default or Event of Default under the Credit Agreement, except as set forth in the attachments, if any, hereto.

Very truly yours,

ARCTIC CAT INC.

By
Name:
Title:

2

Exhibit 1 to
Compliance Certificate

Asset Coverage Ratio

Descriptions of terms below are for ease of reference but not necessarily comprehensive. The actual meaning of all terms shall be as set forth in the Credit Agreement.

Section 5.9 Asset Coverage Ratio
Adjusted Asset Value:
Eligible Receivable Value
Total value of unpaid accounts		$
- credits and allowances	-	$
- Dealer Holdback	-	$
- over 120 days past due (to extent > $2,000,000)	-	$
- accounts that are disputed or subject to a contra accounts	-	$
- accounts owed by a dissolved debtor	-	$
- accounts owed by an Affiliate	-	$
- accounts not a duly perfected in favor of the Administrative Agent	-	$
- modified or extended accounts	-	$
- accounts tied to finance or services charges	-	$
Total Eligible Receivables Value		$
(A) 70% of Eligible Receivables Value			$
Total Eligible Raw Materials Value		$
(B) 10% of Eligible Raw Materials Value			$
Total Eligible Finished Goods Value		$
(C) 60% of Eligible Finished Goods Value			$
Total Eligible Parts Value		$
(D) 45% of Eligible Parts Value			$
(E) Adjusted Asset Value (A + B + C + D):			$
(F) Revolving Facility Advances (as of Effective Date):			$
Asset Coverage Ratio (E:F)			: 1
Required Asset Coverage Ratio			> 1.25:1

3

Exhibit 2 to
Compliance Certificate

EBITDA and Tangible Net Worth

Descriptions of terms below are for ease of reference but not necessarily comprehensive. The actual meaning of all terms shall be as set forth in the Credit Agreement.

Section 5.10 Minimum EBITDA
Consolidated Net Income		$
+ Income taxes	+	$
+ Interest expense	+	$
+ Depreciation	+	$
+ Amortization	+	$
- Non-operating gains	-	$
+ Non-operating losses	+	$
EBITDA			$
Required EBITDA			> $15,000,000 @ September 31, 2008 > $27,500,000 @ December 31, 2008

Section 5.11 Minimum Tangible Net Worth
Stockholders’ Equity
- Intangible Assets
Tangible Net Worth
Required Tangible Net Worth			> $150,000,000

4

Exhibit D

ASSIGNMENT CERTIFICATE

Assigning Lender:

Applicant:

This Certificate (the “Certificate”) is delivered pursuant to Section 8.12 of the Credit Agreement dated as of August 29, 2008 (together with all amendments, supplements, restatements and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among Arctic Cat Inc., a Minnesota corporation (the “Borrower”), Wells Fargo Bank, National Association, as lead arranger and administrative agent (the “Administrative Agent”), and the various lenders now or hereafter parties thereto.

The Assigning Lender named above wishes to assign all or a portion of its interest arising under the Credit Agreement to the Applicant named above pursuant to Section 8.12 of the Credit Agreement, and the Applicant wishes to become an Additional Lender pursuant thereto. This Certificate is an Assignment Certificate, as defined in the Credit Agreement, and is executed for purposes of informing the Administrative Agent and the Borrower of the transactions contemplate hereby and obtaining the consent of the Administrative Agent and the Borrower to the extent required under the Credit Agreement.

Accordingly, the undersigned hereby agree as follows:

1.                                       Definitions. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

2.                                       Authorization; No Prior Assignment.  The Assigning Lender is duly authorized to assign the interest assigned pursuant to Section 4 of this Certificate and such interest is not subject to any other assignment, participation, claim or other right or interest of any other Person other than rights and interests of the Borrower and the Lenders as set forth in the Credit Agreement.

3.                                       Allocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Assigning Lender’s interest under the Loan Documents shall be for the account of the Assigning Lender. Any interest, fees and other payments accruing on and after the Effective Date with respect to the interests assigned hereunder shall be for the account of the Applicant.  Each of the Assigning Lender and the Applicant agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.                                       Effective Date; Conditions. The date on which the Applicant shall become an Additional Lender (the “Effective Date”) is                           , 20    ; provided, however, that the assignment and assumption described in this Certificate shall not be effective unless, on or before the Effective Date, (i) the Administrative Agent has received counterparts of this Certificate duly executed and delivered by the Borrower (unless the Borrower’s consent to the assignment hereunder is not required under Section 8.12 of the Credit Agreement), the Assigning Lender, the Administrative Agent and the Applicant, (ii) the Administrative Agent has received the transfer fee for the account of the Administrative Agent in the amount of $3,000, and (iii) all other terms and conditions of this Certificate and the Credit Agreement relating to the assignment hereunder have been satisfied.

5.                                       Applicant’s Interest. Effective as of the Effective Date, (i) the Applicant’s Revolving Commitment shall be the amounts so designated by the Applicant’s signature below (and the Applicant shall be deemed to have assumed the Assigning Lender’s obligations in the amount of such Revolving Commitment), and (ii) the principal amount of Revolving Advances owing to the Applicant shall be the amount so designated by the Applicant’s signature below.

6.                                       Retained Interest. Effective as of the Effective Date, (i) the Assigning Lender’s Revolving Commitment shall be the amounts so designated by the Assigning Lender’s signature below (which amounts shall, when added to the Applicant’s applicable Revolving Commitment as determined under paragraph 5., equal the Assigning Lender’s Revolving Commitment as determined immediately before giving effect to this Certificate) (and the Assigning Lender shall be relieved of all of its obligations under the Credit Agreement to the extent of the reduction in its Revolving Commitment in accordance herewith), and (ii) the principal amount of Revolving Advances owing to the Assigning Lender shall be the amount so designated by the Assigning Lender’s signature below.

7.                                       New Notes. Concurrently with the execution and delivery hereof, the Borrower shall issue and deliver to the Administrative Agent in exchange for the Assigning Lender’s Revolving Note:

(i)                                     a Revolving Note payable to the order of the Applicant in a face principal amount equal to the Applicant’s Revolving Commitment (or, if the Effective Date is after the Facility Termination Date, the principal amount of the Revolving Advances assigned to the Applicant), in substantially the form of the applicable Exhibits to the Credit Agreement;

(ii)                                  a Revolving Note payable to the order of the Assigning Lender in a face principal amount equal to the Assigning Lender’s Revolving Commitment (or, if the Effective Date is after the Facility Termination Date, the principal amount of the Revolving Advances retained by the Assigning Lender), in substantially the form of the applicable Exhibits to the Credit Agreement;

The Administrative Agent shall deliver the foregoing Notes to the Applicant and the Assigning Lender promptly after the Effective Date, or (if later) the receipt by the Administrative Agent thereof.

8.                                       Notice Address. The address shown below the Applicant’s signature hereto shall be its notice address for purposes of Section 9.3 of the Credit Agreement, unless and until it shall designate, in accordance with such Section 9.3, another address for such purposes.

9.                                       Assumption. Upon the Effective Date, the Applicant shall become a party to the Credit Agreement and a Lender thereunder and (i) shall be entitled to all rights, benefits

2

and privileges accorded to a Lender in the Credit Agreement, (ii) shall be subject to all obligations of a Lender thereunder, and (iii) shall be deemed to have specifically ratified, confirmed and agreed to be bound by (and by executing this Certificate the Applicant hereby specifically ratifies, confirms and agrees to be bound by) all of the provisions of the Credit Agreement and the Loan Documents.

10                                    Independent Credit Decision. The Applicant (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 4.5 or 5.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; (b) acknowledges and agrees that in becoming an Additional Lender and in making any Advance under the Credit Agreement, such actions have been and will be made without recourse to, or representation or warranty by, the Assigning Lender or the Administrative Agent; and (c) agrees that it will, independently and without reliance upon the Assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

11.                                 Withholding Tax. The Applicant (a) represents and warrants to the Administrative Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Administrative Agent with respect to any payments to be made to the Applicant hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Administrative Agent and the Borrower prior to the time that the Administrative Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of U.S. Internal Revenue Service Form W-8ECI or W-8BEN (or appropriate replacement forms) and agrees to provide new Forms W-8ECI or W-8BEN (or appropriate replacement forms) upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Applicant, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

12.                                 Further Assurances. The Borrower, the Assigning Lender and the Applicant shall, at any time and from time to time upon the written request of the Administrative Agent, execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purpose of this Certificate.

13.                                 Miscellaneous. This Certificate may be executed in any number of counterparts by the parties hereto, each of which counterparts shall be deemed to be an original and all of which shall together constitute one and the same certificate.  Matters relating to this Certificate shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota.

3

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Effective Date set forth above.

Retained:
Revolving Commitment: $	[Assigning Lender]

Revolving Advances: $
By
Name:
Title:

Assigned:
Revolving Commitment: $
[Applicant]
Revolving Advances: $

By
Name:
Title:

Notice Address:

Telecopier:

Consent of Administrative Agent

The Administrative Agent hereby consents to the foregoing Assignment.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Consent of Borrower

The Borrower hereby consents to the foregoing Assignment.

ARCTIC CAT INC.

By
Name:
Title:

4

Schedule 4.4

Subsidiaries of Arctic Cat Inc.

Entity	Incorporation/ Organization	Authorized Shares/Units	Outstanding Shares/Units	Ownership

Arctic Cat Sales Inc.	Minnesota	50,000	1,000	Arctic Cat Inc.

Arctic Cat Production LLC	Minnesota	N/A	1,000	Arctic Cat Inc.

Arctic Cat Production Support LLC	Minnesota	N/A	1,000	Arctic Cat Inc.

Arctic Cat Shared Services LLC	Minnesota	N/A	1,000	Arctic Cat Inc.

Arctic Cat ACE Holding GmbH	Austria	N/A	N/A	Arctic Cat Sales Inc.

Arctic Cat GmbH	Austria	N/A	N/A	Arctic Cat ACE Holding GmbH

ARCTIC CAT France SARL	France			Arctic Cat GmbH

ARCTIC CAT Deutschland GmbH	Germany			Arctic Cat GmbH

ARCTIC CAT Italia S.R.L.	Italy			Arctic Cat GmbH

ARCTIC CAT España S.L.	Spain			Arctic Cat GmbH

Schedule 4.11

Other Filed Financing Statements

Debtor	Secured Party	Filing No.	Filing Date	Collateral

Arctic Cat Inc.	General Electric Capital Corporation	1944140	05/23/97	All Loans and Loan Documentation; all deposits, credit balances and reserves on GECC’s books relative to the Loans; all proceeds of the foregoing

Arctic Cat Inc.	Monogram Credit Card Bank of Georgia	1944143	05/23/97	All Accounts and Indebtedness; all deposits, credit balances and reserves on Monogram’s books relative to any Accounts; and all proceeds of the foregoing

Arctic Cat Sales Inc.	General Electric Capital Corporation	1944141	05/23/97	All Loans and Loan Documentation; all deposits, credit balances and reserves on GECC’s books relative to the Loans; all proceeds of the foregoing

Arctic Cat Sales Inc.	Monogram Credit Card Bank of Georgia	1944142	05/23/97	All Accounts and Indebtedness; all deposits, credit balances and reserves on Monogram’s books relative to any Accounts; and all proceeds of the foregoing

The above financing statements for General Electric Capital Corporation and Monogram Credit Card Bank of Georgia were filed in connection with dealer finance arrangements that have been terminated.  The Borrower is diligently working to have those financing statements terminated of record.

Schedule 6.1

Permitted Liens

Security Interest of City of St. Cloud, Minnesota in equipment located in Borrower’s St. Cloud, Minnesota manufacturing plant to secure indebtedness owed to the City of St. Cloud described in Schedule 6.2.

Schedule 6.2

Permitted Indebtedness

Indebtedness in the original amount of $500,000.00 (current balance of $346,667.00) to City of St. Cloud, Minnesota under that certain Agreement for Loan of Minnesota Investment Fund dated as of March 30, 2006, in connection with Borrower’s participation in the State of Minnesota’s Job Opportunity Building Zones (“JOBZ”) program

Schedule 6.3

Permitted Guaranties

None.